EXHIBIT (h) (44)

                           CONFIDENTIALITY AGREEMENT

     This Agreement is made as of June 17, 1999, between Charles Schwab & Co., Inc. ("Schwab"), a California corporation, and Firstar Investment Research and Management Company, LLC ("Fund Affiliate"), an affiliate of Firstar Funds, Inc. which entered into an Operating Agreement with Schwab, made as of June 17, 1999, as amended thereafter ("Operating Agreement").

                                    RECITALS

     A. Fund Affiliate wishes Schwab to provide it with the names and addresses of investment managers and retirement plan administrators, whose clients hold positions in any of the Funds (as defined in the Operating Agreement), for purposes of Fund Affiliate's direct marketing and communication with these investment managers and retirement plan administrators and for purposes of tracking the demographics of sale of the Fund shares. Fund Affiliate mailings using this confidential, proprietary information may occur through a mailing agent for the Fund Affiliate.

     B. Subject to the terms and conditions herein or as may be mutually agreed upon in writing from time to time, Schwab is willing to provide to Fund Affiliate such confidential, proprietary information.

                                   AGREEMENT

     THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

     1.   Definitions.  As used in this Agreement, each of the following terms
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will have the meaning ascribed thereto:

          a. "Schwab Institutional Customer" means a Schwab customer who is an investment manager or retirement plan administrator whose client(s) hold position(s) in any of the Funds.

          b. "Mailing Agent" means the person or entity with whom Fund Affiliate contracts to act as its agent in performing mailings to Schwab Institutional Customers and to whom Fund Affiliate provides names and addresses of Schwab Institutional Customers received from Schwab under this Agreement;

          c. "Objecting Customer" means any Schwab Institutional Customer who has made objection to the release of his or her name or address.

          d. "Proprietary Information" means the lists of names and addresses of Schwab Institutional Customers, other than Objecting Customers, together with the opening and closing position in the Fund(s) by each master account and any activity which has occurred in the master account subsequent to any previous reporting, which will be provided to Fund Affiliate under this Agreement.

     2.   Access to Proprietary Information.
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          a.   During the term of this Agreement, Schwab will provide to Fund
Affiliate on a monthly basis, the Proprietary Information for that month. The Proprietary Information shall be provided together with the master accounts of Objecting Customers which shall be identified only by coded account number.

          b. Fund Affiliate will hold the Proprietary Information in strictest confidence and will use the Proprietary Information solely for the business purposes set forth in Recital A above. Fund Affiliate will have in effect, and enforce, rules and policies designed to prevent unauthorized access to, disclosure of, or use of the Proprietary Information by their employees or Mailing Agent, including but not limited to communication to their employees and Mailing Agent of the terms of this Confidentiality Agreement, to insure that they protect the confidentiality of the Proprietary Information. Fund Affiliate may disclose Proprietary Information to its responsible employees and Mailing Agent only to the extent necessary to carry out the purpose for which Proprietary Information is disclosed as set forth in Recital A. Fund Affiliate shall instruct its employees not to disclose Proprietary Information to third parties, except to Mailing Agent.

          c. Fund Affiliate shall not be prevented from using or disclosing any information or material, or any element thereof, whether or not such information or material is Proprietary Information for the purposes of this Agreement, to the extent any such information or material, or any element thereof:

              i. has been previously published or is published hereafter, unless such publication is itself a breach of this Agreement or a similar confidential disclosure agreement with Schwab;

              ii. was already known to Fund Affiliate prior to being disclosed by Schwab as evidenced by written records kept in the ordinary course of business of Fund Affiliate or by proof of actual use by Fund Affiliate;

              iii. has been or is hereafter rightfully received by Fund Affiliate from a third person without restriction on disclosure and without breach of this Agreement; or

              iv.   has been independently developed by Fund Affiliate.

It shall be presumed that any Proprietary Information in Fund Affiliate's possession is not within exceptions (iii) or (iv) above, and the burden is on Fund Affiliate to prove otherwise by records and documentation.

         d. Fund Affiliate may release Proprietary Information if required by law or by order or requirement of any court or governmental authority; provided that prior to releasing Proprietary Information pursuant to any such requirement or order, Fund Affiliate shall so notify Schwab. If feasible, such notice shall be provided not less than five (5) business days prior to the required disclosure. Fund Affiliate will use reasonable efforts not to release the Proprietary Information pending the outcome of any measures taken by Schwab to contest the requirement or order.

          e. Fund Affiliate acknowledges and agrees that it or its agent's breach of any part of this Agreement will result in irreparable harm to Schwab for which an adequate remedy is not available at law. Accordingly, in such event, Schwab shall be entitled, in addition to any other remedies available, to equitable relief, including preliminary injunction and restraining order.

          f. Fund Affiliate shall receive Proprietary Information back from any Mailing Agent, and destroy all tangible and non-tangible representations of Proprietary Information, within thirty (30) days of its receipt, upon receipt of Proprietary Information for a more recent month, or at termination of this Agreement, whichever is sooner. Fund Affiliate shall, if so requested by Schwab, deliver a letter to Schwab confirming the return and the destruction of the Proprietary Information.

          g. Schwab reserves all rights in the Proprietary Information pursuant to any patents and copyrights contained therein. Fund Affiliate recognizes and agrees that nothing contained in this Agreement shall be construed as granting any rights, license or otherwise, to any Proprietary Information disclosed pursuant to this Agreement.

          h. Fund Affiliate shall, at its own expense, take all reasonable steps, including the initiation and prosecution of actions at law or in equity, necessary to prevent disclosure of any Proprietary Information by any employee of Fund Affiliate or Mailing Agent or any former employee of Fund Affiliate or Mailing Agent, and to prevent the unauthorized use or disclosure of any Proprietary Information by any other person who gained such Proprietary Information from Fund Affiliate or Mailing Agent, or either's employees or former employees, in violation of the terms of this Agreement.

     3.   Responsibility for Communications.  Fund Affiliate acknowledges its
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sole responsibility for any communication made with or mailings sent to Schwab
Institutional Customers hereunder, and the compliance of such communications and mailings with all applicable laws and regulations.

     4.   Indemnification.  Fund Affiliate shall indemnify and hold harmless
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Schwab and each director, officer, employee and agent of Schwab from and against any and all claims, liabilities, losses, damages, and expenses of any nature, including counsel fees ("Losses") arising out of (i) any use made by Fund Affiliate or Mailing Agent of the Proprietary Information, (ii) any failure by Fund Affiliate or Mailing Agent to comply with any applicable laws and regulations in performing this Agreement, and (iii) any action taken or omitted to be taken by Schwab in observance of the terms of this Agreement, unless such Losses were the direct result of Schwab's malfeasance, bad faith, or negligence.

     5.   Liability.  Fund Affiliate shall cause Mailing Agent to enter into a
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contract with Fund Affiliate requiring that the Proprietary Information be kept confidential as provided in this Agreement and not used for any other purpose than envisioned under this Agreement. Fund Affiliate understands and agrees that it shall be liable for any failure of the Mailing Agent to keep the Proprietary Information confidential to the extent provided in this Agreement.

     6.   Assignability.  This Agreement shall be binding upon, and shall inure
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to the benefit of, the parties and their respective successors and assigns.  Any assignment (within the meaning of Section 2(a)(4) of the Investment Company Act of 1940, as amended) of this Agreement by Fund Affiliate is prohibited without Schwab's prior written consent.

     7.   Termination.  Schwab may terminate this Agreement by giving Fund
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Affiliate ten (10) days prior written notice.  The termination of the Agreement shall not affect Fund Affiliate's obligations or rights with respect to Proprietary Information disclosed prior to the effective date of termination, including but not limited to indemnification.

     8.   Choice of Law.  This Agreement shall be governed by and interpreted in
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accordance with the laws of the State of California applicable to agreements made and performed in California by California residents. If any provision of this Agreement is determined to be illegal or unenforceable by competent judicial authority, all other terms and provisions shall nevertheless remain effective and shall be enforced to the fullest extent permitted by law.

     9.   Waiver.  No delay or omission by a party in exercising any rights
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under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by a party on one occasion is effective only in that instance and will not be construed as bar to or waiver of any right on any other occasion.

     10.  Entire Agreement.  This Agreement contains the entire agreement
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between the parties with respect to the subject matter hereof.  Any modification to this Agreement must be in writing and signed by both parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CHARLES SCHWAB & CO., INC.          FIRSTAR INVESTMENT RESEARCH AND
                                    MANAGEMENT COMPANY, LLC
By: /s/ Dennis P. Clark
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   Dennis P. Clark                  By: /s/ Laura Rauman
   Senior Vice President                --------------------------------------
   Mutual Funds                     Name: Laura Rauman
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Date: June 30, 1999                 Title: Vice President
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                                    Date: June 21, 1999
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